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                                                                   Exhibit 99.C1



PaineWebber Incorporated
1200 Harbor Boulevard                                          February 14, 2001
Weehawken, New Jersey  07087


Investors Bank & Trust Company
Hancock Towers
200 Clarendon Street
Boston, Massachusetts  02116


                  Re: PaineWebber Equity Trust, Growth Stock Series 26 consisting of four separate and distinct trust portfolios designated as: Global Insurance Portfolio, Global Banks Portfolio, Global Utilities Portfolio and Europe Portfolio

Ladies & Gentlemen:

                  As counsel for PaineWebber Incorporated (the "Depositor"), we have examined an executed copy of the Trust Indenture and Agreement dated as of February 14, 2001 (the "Indenture") and Standard Terms and Conditions of Trust, dated as of July 1, 1998 (the "Agreement"), both between the Depositor, and Investors Bank & Trust Company, as Trustee. The Indenture established a trust called The PaineWebber Equity Trust, Growth Stock Series 26 consisting of four trust portfolios designated as: Global Insurance Portfolio, Global Banks Portfolio, Global Utilities Portfolio and Europe Portfolio (each individually hereinafter referred to as a "Trust Portfolio") into which the Depositor deposited certain stocks (the "Securities"), and moneys to be held by the Trustee upon the terms and conditions set forth in the Indenture and Agreement. Each Trust Portfolio consists of a separate and distinct trust under the Agreement. Under the Indenture, units were issued on the Initial Date of Deposit representing 100,000 units of fractional undivided interest in the Global Insurance Portfolio, 100,000 units of fractional undivided interest in the Global Banks


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Portfolio, 100,000 units of fractional undivided interest in the Global
Utilities Portfolio and 100,000 units of fractional undivided interest in the Europe Portfolio (the "Units").

                  Based upon the foregoing and upon an examination of such other documents and an investigation of such other pertinent records and documents and matters of law as we have deemed necessary, we are of the opinion that, under existing statutes and decisions:

                  1. Each Trust Portfolio is not an association taxable as a corporation for Federal income tax purposes. Under the Internal Revenue Code of 1986, as amended (the "Code"), each Unitholder will be treated as the owner of a pro rata portion of the Trust Portfolio to which such Unitholder's Units relate (the "Related Trust Portfolio"), and income of such Related Trust Portfolio will be treated as income of the Unitholder.

                  2. Each Unitholder will have a taxable event when the Related Trust Portfolio disposes of a Security (whether by sale, exchange or payment at maturity) or when the Unitholder redeems or sells its Unit or redeems its Unit for cash. For purposes of determining gain or loss, the total tax cost of each Unit to a Unitholder is allocated among each of the Securities held in the Related Trust Portfolio, in accordance with the proportion of the Related Trust Portfolio comprised by each such Security, to determine the Unitholder's per Unit tax cost for each such Security.

                  3. Each Trust Portfolio is not an association taxable as a corporation for New York State income tax purposes. Under New York State Law, each Unitholder will be treated as the owner of a pro rata portion of the Related Trust Portfolio, and the income of the Related Trust Portfolio will be treated as income of the Unitholder.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-33680) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                        Very truly yours,



                                        /s/ Carter Ledyard & Milburn
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                                        CARTER, LEDYARD & MILBURN


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